THE GABELLI WESTWOOD SMALLCAP FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and
All requirements of the Affiliated Underwriting Procedures of the
Fund.  A folder documenting such compliance for each transaction
Is available for inspection by Board Members.
                                                            Total
Trade                                         Fund's       Westwood Funds
Date     Issue                     Shares     % of Issue   Allotment
Southwest Securities:
5/6/98   Amresco Capital Trust     7,500      0.08%        8,600
5/20/98  Carreker-Antinori Inc.    2,000      0.04%        2,000
Gabelli:
6/19/98  Transportation Components 6,400      0.13%        6,400


% of Issue
  For all                            Spread  Spread
Westwood Funds    Price    Amount    Amount    %     Broker
Southwest Securities:
0.10%            $15.00   $112,500   $0.940  6.27%  Prudential Bache
0.04%            $11.00    $22,000   $0.770  7.00%  BA Robertson Stevens
Gabelli:
0.13%             $8.00    $51,200   $0.340  4.25%  Bear Stearns


Issues Within
90 Days          Reason
Southwest Securities:
3               (1),(2)
3               (1),(2)
Gabelli:
3               (1),(2)


The purchases listed above meet the following requirements of 10f-3
      ...Part of an issue registered under the Securities Act of 1933. ...Purchased at not more than the offering price.
      ...Offered pursuant to a firm commitment underwriting.
      ...The issuer has been in continuous operation for at least 3 years. All other requirements are presented in the table above.
Reasons:

(1) Does not exceed 125% of the mean offering spread of three
Comparable issues underwritten in the last 90 days.
(2)  Does not exceed 110% of the underwriting spread of three
Comparable issues underwritten in the last 90 days.